Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290426

PROSPECTUS SUPPLEMENT NO. 2

(TO PROSPECTUS DATED NOVEMBER 4, 2025)

12,315,270 Units,

Each Unit Consisting of One Common Share or One Pre-funded Warrant to Purchase One Common Share and One Class A Warrant to Purchase One Common Share

615,763 Representative Warrants

(and up to 12,315,270 Common Shares Underlying the Pre-funded Warrants, up to 49,261,080 Common Shares Underlying the Class A Warrants and up to 2,463,052 Common Shares Underlying the Representative Warrants)

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated November 4, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-290426), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on November 20, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2025.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42684

RUBICO INC.

(Translation of registrant’s name into English)

20 Iouliou Kaisara Str
19002 Paiania

Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

As of November 19, 2025, Rubico Inc. (the “Company”) had 60,788,087 common shares, par value $0.01 per share (the “Common Shares”), issued and outstanding, which included Common Shares issued upon the exercise of the Class A Warrants to purchase one Common Share (the “Class A Warrants”) and warrants issued to Maxim Group LLC (the “Representative Warrants”), following the Company’s recent public offering of Common Shares, Class A Warrants and Representative Warrants.

As of November 19, 2025, 164,600 Class A Warrants remain outstanding and no Representative Warrants remain outstanding. If all of the remaining outstanding Class A Warrants are exercised on a zero cash basis, there will be an additional 658,400 Common Shares issued and outstanding. See our Current Report on Form 6-K filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 7, 2025 for a description of the terms of the Class A Warrants.

Cautionary Note Regarding Forward-Looking Statements

Matters discussed in this report on Form 6-K may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including statements regarding the Common Shares and the Class A Warrants.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending,” and similar expressions identify forward-looking statements. The forward-looking statements in this report are based upon various assumptions, many of which are based, in turn, upon further assumptions, including, without limitation, management's examination of historical operating trends, data contained in the Company’s records, and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs, or projections. Please see the Company’s filings with the Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubico Inc.

Date: November 20, 2025	By: /s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer